Exhibit 99.1

***FOR IMMEDIATE RELEASE***

CONTACT:

Larry Kenyon, Chief Financial Officer	Paul Arndt, Corporate Communications Manager
lkenyon@neophrm.com	parndt@neophrm.com
847-295-8678 x 210	847-295-8678 x 215

UPDATED PHASE I CLINICAL TRIAL MEDIAN SURVIVAL DATA FOR

IL13-PE38QQR HIGHLIGHTED AT THE

AMERICAN ASSOCATION OF NEUROLOGICAL SURGEONS ANNUAL MEETING

•                  Prolonged Progression Free Survival Observed

LAKE FOREST, Illinois – April 18, 2005 – NeoPharm (Nasdaq: NEOL) today announced that updated Phase I clinical trial data for cintredekin besudotox (IL13-PE38QQR) in brain cancer patients was presented at the 73rd Annual Meeting of the American Association of Neurological Surgeons (AANS), held in New Orleans from April 16-21, 2005.  The data, including updated median survival data, was presented by Sandeep Kunwar, MD, of the University of California-San Francisco, in an oral plenary session on Monday, April 18, 2005.  The presentation was entitled, “Convection-Enhanced Delivery of IL13-PE38QQR: Results of a Multicenter Phase I Study in Recurrent Malignant Glioma.”

“The prolonged patient survival observed over time in this Phase I Study is very encouraging.  Although this Phase I Study was not primarily designed as an efficacy evaluation, it is noteworthy that the overall median survival to date for patients with glioblastoma multiforme (“GBM”) is now 45 weeks,” said Dr. Kunwar.  “In addition, we have observed that optimal catheter placement can improve drug delivery and is associated with a greater median survival period.  Another notable finding is that 22% of study patients with GBM currently remain progression free after a single treatment.  This finding is also encouraging when you take into consideration that the median patient survival associated with currently available treatments for recurrent GBM is about 28 weeks.”

Dr. Kunwar and colleagues concluded that IL13-PE38QQR has demonstrated potent cytotoxicity against malignant glioma cells expressing the IL13 receptor.  Convection enhanced delivery (CED) of cintredekin besudotox has shown evidence of having a selective antitumor effect in the tumor-infiltrated white matter of the brain.  Optimal catheter positioning (defined as two or more well placed catheters) is important to increasing median survival.  Results from this Phase I Study were used in the design of NeoPharm’s pivotal Phase III PRECISE trial (see www.precisetrial.com) which recently completed more than half of its targeted enrollment of 300 patients.  The PRECISE trial is designed to assess the safety and efficacy of cintredekin besudotox and to determine whether it provides a statistically significant difference in survival outcomes for patients with GBM over current treatments.

-more-

For those patients participating in the Phase I Study with confirmed recurrent GBM, the overall median survival to date was 45 weeks.  Optimal catheter placement appears to improve survival above that noted in the overall group of GBM patients.  Of patients who had optimal catheter placement, median survival was 59 weeks.  For patients who had suboptimal catheter placement (less than two well placed catheters), median survival was 40 weeks.  Patient follow-up for survival is continuing in this study.

	# of patients	Median Survival (weeks)	Lower CI* (weeks)	Upper CI* (weeks)
Recurrent GBM Overall	36	45	36	70
Optimal Catheter Placement(1)	22	59	36	N/E
Sub-Optimal Catheter Placement(1)	14	40	29	52

(1) =

Catheter placement is an objective score system based on catheter depth from brain surfaces including any intervening brain structures along the catheter trajectory as well as proximity to the tumor resection cavity.

* =	95% Confidence Interval
N/E =	Not Estimable

From June 2001 through June 2004, a total of 42 patients were treated in this study at The University of California-San Francisco, M.D. Anderson Cancer Center (Houston, TX), Memorial Sloan-Kettering Cancer Center (New York, NY), and the Yale University School of Medicine (New Haven, CT).  The study was designed to assess safety, tolerability, and preliminary efficacy of cintredekin besudotox.  Three of these patients participating in the study did not have recurrent GBM, and three patients experienced dose-limiting toxicities at the 1.0µg/ml of IL13-PE38QQR.  These six patients were not included in the overall recurrent GBM median survival calculation.

About NeoPharm, Inc.

NeoPharm, Inc., based in Lake Forest, Illinois, is a publicly traded biopharmaceutical company dedicated to the research, development and commercialization of new and innovative cancer drugs for therapeutic applications.  The Company has a portfolio of cancer compounds in various stages of development.  Additional information can be obtained by visiting NeoPharm’s Website at www.neophrm.com.

Forward Looking Statements – This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The Company has tried to identify such forward-looking statements by use of such words as “expects,” “intends,” “hopes,” “anticipates,” “believes,” “could,” “may,” “evidences” and “estimates,” and other similar expressions, but these words are not the exclusive means of identifying such statements. Such statements include, but are not limited to, any statements relating to the Company’s drug development program, including, but not limited to clinical trials including cintredekin besudotox, and the Company’s ongoing Phase I study and PRECISE trial, and any other statements that are not historical facts. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to difficulties or delays in financing, development, testing, obtaining regulatory approval, production and marketing of the Company’s drug and non-drug compounds, including, but not limited to, cintredekin besudotox,  uncertainty regarding the availability of third party production capacity, unexpected adverse side effects or inadequate therapeutic efficacy of the Company’s drug and non-drug compounds, including, but not limited to, cintredekin besudotox,  that could slow or prevent products coming to market, uncertainty regarding the Company’s ability to market its drug and non-drug products, including, but not limited to, cintredekin besudotox,  directly or through independent distributors, the uncertainty of patent protection for the Company’s intellectual property or trade secrets, including, but not limited to, cintredekin besudotox,  and other risks detailed from time to time in filings the Company makes with the Securities and Exchange Commission including its annual reports on Form 10-K and quarterly reports on Forms 10-Q. Such statements are based on management’s current expectations, but actual results may differ materially due to various factors, including those risks and uncertainties mentioned or referred to in this press release. Accordingly, you should not rely on these forward-looking statements as a prediction of actual future results.